United States

Securities And Exchange Commission

Washington, DC 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2015

MILLER INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee	001-14124	62-1566286
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation or organization)

8503 Hilltop Drive, Ooltewah, Tennessee

37363

(Address of Principal Executive Offices)

(Zip Code)

(423) 238-4171

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On June 11, 2015, First Tennessee Bank National Association (“First Tennessee”) renewed and extended the maturity date of the unsecured revolving credit facility of Miller Industries, Inc. (the “Registrant”) with First Tennessee and also agreed to an increase in the maximum amount of such credit facility as further described below (collectively, the “Loan Facility Renewal”). In connection with the Loan Facility Renewal, (a) the Master Revolving Credit Note, dated December 30, 2014 (the “Original Note”), issued by the Registrant to First Tennessee pursuant to that certain Amended and Restated Loan Agreement (the “First Tennessee Loan Agreement”), dated December 30, 2014, by and among the Registrant, certain of its subsidiaries, and First Tennessee was amended and replaced by a new Master Revolving Credit Note, dated June 11, 2015 (the “New Note”), in the principal amount of $30.0 million, with a maturity date of March 31, 2018, and (b) the First Tennessee Loan Agreement was amended by that certain First Amendment to Amended and Restated Loan Agreement (the “First Amendment”), dated as of June 11, 2015, by and among the Registrant, certain of its subsidiaries, and First Tennessee, pursuant to which the maturity date of the Registrant’s credit facility with First Tennessee was renewed and extended from March 31, 2017 to March 31, 2018, and the maximum amount of such credit facility was increased by $5.0 million from $25.0 million to $30.0 million. All other terms and conditions of the First Tennessee Loan Agreement remain unchanged.

Item 2.03       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 relating to the New Note and the First Amendment is contained in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01       Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Exhibit Description
10.1

First Amendment to Amended and Restated Loan Agreement, dated as of June 11, 2015, by and among the Registrant, certain of the Registrant’s wholly-owned subsidiaries, and First Tennessee Bank National Association

10.2	Master Revolving Credit Note dated as of June 11, 2015 from the Registrant payable to First Tennessee Bank National Association

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Miller Industries, Inc.
(Registrant)

By: /s/ J. Vincent Mish
J. Vincent Mish
Executive Vice President and Chief Financial Officer

Dated: June 17, 2015